Exhibit 10.02(s)

EQT CORPORATION

2018 VALUE DRIVER PERFORMANCE SHARE UNITS AWARD AGREEMENT

Non-transferable

G R A N T T O

_______________________________
(“Grantee”)

DATE OF GRANT: [Grant Date], 2018
(“Grant Date”)

by EQT Corporation (the “Company”) of Performance Share Unit Awards (the “Performance Share Units”), representing the right to earn a cash payment equal to the value of an equivalent number of shares of the Company’s common stock (the “Common Stock”), pursuant to and subject to the provisions of the EQT Corporation 2014 Long-Term Incentive Plan (as amended from time to time, the “Plan”), and the terms and conditions set forth on the following pages of this award agreement (this “Agreement”).

The target number of Performance Share Units subject to this award is [____________] (as more fully described herein, the “Target Award”). Depending on the Company’s level of attainment of a specified performance goal for the one-year period beginning January 1, 2018 and ending December 31, 2018, Grantee may earn and vest in 0% to 300% of the Target Award, in accordance with Exhibit A and the terms of this Agreement.

Grantee’s Performance Share Units under this Agreement shall not be effective unless, no later than 45 days after the Grant Date, (i) Grantee accepts the Performance Share Units through the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com, and (ii) to the extent Grantee is not already subject to a confidentiality, non-solicitation and non-competition agreement with the Company, Grantee executes a confidentiality, non-solicitation and non-competition agreement acceptable to the Company.

When Grantee accepts the Performance Share Units through the Fidelity NetBenefits website, Grantee shall be deemed to have (i) acknowledged receipt of the Performance Share Units granted on the Grant Date (the terms of which are subject to the terms and conditions of this Agreement and the Plan) and copies of this Agreement and the Plan, and (ii) agreed to be bound by all the provisions of this Agreement and the Plan.

TERMS AND CONDITIONS

1.    Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Agreement:

(a)
“Cause” means: (i) Grantee’s conviction of a felony, a crime of moral turpitude or fraud or Grantee’s having committed fraud, misappropriation or embezzlement in connection with the performance of Grantee’s duties; (ii) Grantee’s willful and repeated failures to substantially perform assigned duties; or (iii) Grantee’s violation of any provision of a written employment-related agreement between Grantee and the Company or express significant policies of the Company. If the Company terminates Grantee’s employment for Cause, the Company shall give Grantee written notice setting forth the reason for Grantee’s termination not later than 30 days after such termination.

(b)
“Confirmation Date” means the date of the Committee’s certification of achievement of the Threshold Performance Goal, determination of the Performance Multiplier and approval of the Confirmed Performance Share Units, but no later than March 1, 2019.

(c)
“Confirmed Performance Share Units” means the number of Performance Share Units (rounded to the nearest whole share) equal to the Target Award times the Performance Multiplier, as determined by the Committee in accordance with Exhibit A; provided, however, that if (i) a Qualifying Change of Control occurs on or before the Confirmation Date and while Grantee remains employed by the Company and/or its Affiliates, or (ii) Grantee’s employment is terminated under the circumstances described in Sections 3(a) or 3(b) below on or before the Confirmation Date, the number of Confirmed Performance Share Units shall in each case equal the Target Award, regardless of the Threshold Performance Goal or any other performance considerations. The term “Confirmed Performance Share Units” shall also include any Performance Share Units converted from dividend equivalents after the Confirmation Date or, if earlier, a Qualifying Change of Control or the termination of Grantee’s employment under the circumstances described in Section 3below.

(d)
“Dropdown Transaction” means any transfer of assets, other than in the ordinary course of business, by the Company or any Affiliate (other than the Partnership and any subsidiary of the Partnership) to the Partnership or any subsidiary of the Partnership, whether by sale of assets, merger or otherwise; provided that, upon the transfer of such assets, the assets continue to be consolidated in the Company’s financial statements.

(e)
“Good Reason” means Grantee’s resignation within 90 days after: (i) a reduction in Grantee’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in Grantee’s annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees); (iii) a significant diminution in Grantee’s job responsibilities, duties or authority; (iv) a change in the geographic location of Grantee’s primary reporting location of more than 50 miles; and/or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement.

A termination by Grantee shall not constitute termination for Good Reason unless Grantee first delivers to the General Counsel of the Company written notice: (i) stating that Grantee intends to resign for Good Reason pursuant to this Agreement; and (ii) setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event). The Company shall have a reasonable period of time (not less than 30 days) to take action to correct, rescind or substantially reverse the occurrence supporting termination for Good Reason as identified by Grantee. Failure by the Company to act or respond to the written notice shall not be deemed to be an admission that Good Reason exists.

(f)	“Partnership” means EQT Midstream Partners, LP, an Affiliate of the Company.

(g)	“Payment Date” is defined in Section 4 of this Agreement.

(h)
“Performance Multiplier” means the percentage, from 0% to 300%, that will be applied to the Target Award to determine the maximum number of Performance Share Units that may ultimately vest based on Grantee’s continued employment through the applicable Vesting Date(s), as more fully described in Exhibit A hereto.

(i)	“Pro Rata Amount” is defined in Section 3 of this Agreement.

(j)
“Qualifying Change of Control” means a Change of Control (as then defined in the Plan) unless (i) all outstanding Performance Share Units awarded pursuant to 2018 Value Driver Performance Share Units Award Agreements are assumed by the surviving entity of the Change of Control (or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee) or (ii) the Company is the surviving entity of the Change of Control.

(k)
“Qualifying Termination” means the involuntary termination by the Company (or, as applicable, its successor) of Grantee’s employment as a result of (i) the sale, consolidation or full or partial shutdown of a facility, department or business unit; (ii) a position elimination because of a reorganization or lack of work; or (iii) Grantee’s death or Disability.

(l)
“Target Award” means the number of Performance Share Units indicated on the cover page hereof as being the original Target Award, plus any Performance Share Units converted from dividend equivalents on the Target Award prior to the Confirmation Date or, if earlier, a Qualifying Change of Control or the termination of Grantee’s employment under the circumstances described in Section 3 below.

(m)
“Threshold Performance Goal” means the level of 2018 EBITDA, as indicated on Exhibit A hereto, that must be achieved in order for any Performance Share Units to be earned by Grantee pursuant to this Agreement (absent a Qualifying Change of Control occurring or the termination of Grantee’s employment under the circumstances described in Sections 3(a) or 3(b) below, in each case on or before the Confirmation Date).

(n)	“Vesting Date” is defined in Section 2 of this Agreement.

(o)
“2018 EBITDA” means the Company’s income from continuing operations (which shall, for the avoidance of doubt, include income attributable to non-controlling interests) before interest, income taxes, depreciation, depletion, amortization and cumulative effect of accounting change for the fiscal year ending December 31, 2018, (i) calculated using the fixed commodity prices set forth in the Company’s 2018 business plan (the “2018 Plan”) and adjusted for all cash settled derivatives and all basis and fixed price sales set forth in the 2018 Plan, (ii) excluding the effects of non-cash derivative gains (losses) not included in the 2018 Plan, (iii) excluding gains / losses on derivatives not designated as hedges, (iv) excluding the effects of non-cash impairments, (v) excluding all direct and indirect impacts of acquisitions and/or dispositions during the year in which the total consideration paid, received or assumed is in excess of $100 million to the extent not contemplated by the 2018 Plan, (vi) excluding any charge and benefit associated with the repurchase of debt by the Company, and (vii) to the extent not contemplated by the 2018 Plan, excluding the costs associated with the Company’s analyses of (A) the Company’s “sum-of-the-parts discount” and (B) the structure of the Company’s master limited partnerships, and the implementation of any changes recommended as a result of either of the foregoing. The impact of acquisitions and/or dispositions in excess of $50 million and less than or equal to $100 million may be considered for the purpose of the Committee’s exercise of downward discretion as described in Exhibit A. For the avoidance of doubt, Dropdown Transactions to the Partnership or any subsidiary of the Partnership shall not be deemed to be dispositions for purposes of calculating 2018 EBITDA. If any event occurs on or after the Grant Date that causes the Company to report discontinued operations for 2018 not contemplated in the Company’s 2018 business plan, the Company’s 2018 business plan EBITDA shall be adjusted to exclude the components of 2018 EBITDA attributable to such discontinued operations.

2.    Earning and Vesting of Performance Share Units. The Performance Share Units have been credited to a bookkeeping account on behalf of Grantee and do not represent actual shares of Common Stock. Grantee shall have no right to exchange the Performance Share Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Performance Share Units and any future rights to benefits. The Performance Share Units represent the right to earn and vest in up to 300% of the Target Award, payable in cash on the applicable Payment Date, depending on (i) the Company’s attainment of the Threshold Performance Goal and the application of the Performance Multiplier to the Target Award

in accordance with Exhibit A, and (ii) Grantee’s continued employment with the Company and/or its Affiliates through the applicable Vesting Date. Any Performance Share Units that do not become Confirmed Performance Share Units will immediately be forfeited without further consideration or any act or action by Grantee. Confirmed Performance Share Units, if any, will vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):

(a)
as to 50% of the Confirmed Performance Share Units, upon the Payment Date on or following January 1, 2019, provided Grantee has continued in the employment of the Company and/or its Affiliates through such date, and

(b)
as to 50% of the Confirmed Performance Share Units, upon the Payment Date on or following January 1, 2020, provided Grantee has continued in the employment of the Company and/or its Affiliates through such date, or

(c)
as to 100% of the unpaid Confirmed Performance Share Units, upon the occurrence of a Qualifying Change of Control, provided Grantee has continued in the employment of the Company and/or its Affiliates through such date, or

(d)
as to 100% of the unpaid Confirmed Performance Share Units, upon (i) the termination of Grantee’s employment under the circumstances described in clause (i) under Section 3(a) below, (ii) Grantee’s qualifying resignation under the circumstances described in clause (ii) under Section 3(a) below or (iii) Grantee’s death, or

(e)	as to the Pro Rata Amount only, upon the termination of Grantee’s employment under the circumstances described in Section 3(b)(ii) below.
3.    Change in Status.
(a)    Notwithstanding Section 9 of the Plan, in the event that following a Change of Control that is not a Qualifying Change of Control, (i) Grantee’s employment is terminated without Cause or (ii) Grantee resigns for Good Reason, in each case prior to the second anniversary of the effective date of the Change of Control, any unvested Confirmed Performance Share Units will vest.
As a condition to the vesting of any Confirmed Performance Share Units pursuant to Section 3(a) above, Grantee will be required to execute and not revoke a full release of claims in a form acceptable to the Company within 30 days of the termination or resignation, as applicable. Failure to satisfy this condition will result in forfeiture of such Confirmed Performance Share Units.
(b)    Except as provided in Section 3(a) above, (i) if Grantee’s employment is terminated due to Grantee’s death, 100% of the Confirmed Performance Share Units will vest and (ii) if Grantee’s termination is due to any other Qualifying Termination, any unvested Confirmed Performance Share Units will vest as follows (such percentage of Confirmed Performance Share Units then vesting is defined as the “Pro Rata Amount”):

Termination Date	Percent Vesting
Prior to January 1, 2019	0%
January 1, 2019 - December 31, 2019	50%
January 1, 2020 and thereafter	100%

As a condition to the vesting of unvested Confirmed Performance Share Units in connection with a Qualifying Termination, pursuant to Section 3(b) above, Grantee (or Grantee’s estate or beneficiary) will be required to execute and not revoke a full release of claims in a form acceptable to the Company within 30 days of the

Qualifying Termination. Failure to satisfy this condition will result in forfeiture of the unvested Confirmed Performance Share Units.

Except as may be otherwise provided under any written employment-related agreement with Grantee, in the event Grantee’s employment terminates for any other reason, including retirement, at any time prior to the applicable Vesting Date, all of Grantee’s Performance Share Units (including Performance Share Units accumulated from dividend equivalents in accordance with Section 5 below) will immediately be forfeited without further consideration or any act or action by Grantee. Notwithstanding anything to the contrary in this Section 3, if Grantee’s employment is terminated and such termination is voluntary (including retirement) or such termination is a Qualifying Termination and Grantee remains on the board of directors of the Company or any subsidiary or affiliate of the Company whose equity is publicly traded on the New York Stock Exchange or the NASDAQ Stock Market following such termination of employment, Grantee’s Performance Share Units (including Performance Share Units accumulated from dividend equivalents in accordance with Section 5 below) shall not be forfeited but shall continue to vest in accordance with the above provisions for as long as Grantee remains on such board of directors, in which case any references herein and on Exhibit A to Grantee’s employment shall be deemed to include his or her continued service on such board.

4.    Form and Time of Payment. Confirmed Performance Share Units shall be payable on the applicable payment date (each, a “Payment Date”) as provided in this Section 4:

•
The Payment Date for Confirmed Performance Share Units vesting pursuant to Section 2(a) shall be a date selected by the Company that is no later than sixty (60) days after January 1, 2019. Except as set forth below, such awards shall be paid on the Payment Date in cash, equal to (i) the Fair Market Value per share of the Company’s Common Stock on the last business day of 2018, times (ii) the number of Confirmed Performance Share Units then vesting.

•
The Payment Date for Confirmed Performance Share Units vesting pursuant to Section 2(b) shall be a date selected by the Company that is no later than sixty (60) days after January 1, 2020. Except as set forth below, such awards shall be paid on the Payment Date in cash, equal to (i) the Fair Market Value per share of the Company’s Common Stock on the last business day of 2019, times (ii) the number of Confirmed Performance Share Units then vesting.

•
The Payment Date for Confirmed Performance Share Units vesting pursuant to Section 2(c) shall be the closing date of the Qualifying Change of Control. Except as set forth below, such awards shall be paid on the Payment Date in cash, equal to (i) the Fair Market Value per share of the Company’s Common Stock on the business day immediately preceding the closing date of the Qualifying Change of Control, times (ii) the number of Confirmed Performance Share Units then vesting.

•
The Payment Date for Confirmed Performance Share Units vesting pursuant to Sections 2(d) and 2(e) shall be a date selected by the Company that is no later than sixty (60) days after the termination of Grantee’s employment, provided that any release of claims required under Section 3(a) or 3(b) has become effective. Except as set forth below, such awards shall be paid on the Payment Date in cash, equal to (i) the Fair Market Value per share of the Company’s Common Stock as of the last business day of the month preceding the date of the applicable employment termination, times (ii) the number of Confirmed Performance Share Units then vesting.

•
Such other date as may be otherwise provided under any written employment-related agreement with Grantee (including any confidentiality, non-solicitation, non-competition, change of control or similar agreement).

Notwithstanding the foregoing, the Committee may determine, in its discretion and for any reason, that Confirmed Performance Share Units will be paid in whole or in part in shares of Common Stock. If Grantee receives payment in the form of Common Stock, such awards shall be paid on the Payment Date, in whole or in part, in shares of Common Stock, equal to one share of Common Stock times the number of Confirmed Performance Share Units then vesting (or portion thereof determined by the Committee).

5.    Dividend Equivalents. If the Performance Share Units are outstanding on the record date for dividends or other distributions with respect to the Common Stock, then (i) if such dividends or distributions are paid on or before the final Payment Date, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Performance Share Units shall be converted into additional Performance Share Units in Grantee’s name, based on the Fair Market Value of the Common Stock as of the date such dividends or distributions are paid, or (ii) if such dividends or distributions are paid after the final Payment Date, Grantee shall receive a cash payment in respect of such dividends or distributions. Any additional Performance Share Units pursuant to this Section 5 shall be subject to the same performance and time-vesting conditions and transfer restrictions as apply to the Performance Share Units with respect to which they relate.

6.    Restrictions on Transfer and Pledge. No right or interest of Grantee in the Performance Share Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. Except as provided in the Plan, the Performance Share Units may not be sold, assigned, transferred, or otherwise disposed of by Grantee other than by will or the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer.

7.    Limitation of Rights. The Performance Share Units do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a shareholder of the Company. Grantee shall not have voting or any other rights as a shareholder of the Company with respect to the Performance Share Units.

8.    Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this award. With respect to withholding required upon any taxable event arising as a result of this award, to the extent the Committee determines that the Confirmed Performance Share Units will be paid in shares of Common Stock, the employer shall satisfy the tax withholding required by withholding shares of Common Stock having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined equal to the amount of tax required to be withheld. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9.    Plan Controls. This Agreement and Grantee’s rights hereunder are subject to all the terms and conditions of the Plan and such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to interpret and administer the Plan and this Agreement, and to make all decisions and determinations as it may deem to be necessary or advisable for the administration thereof, all of which shall be final and binding upon Grantee and the Company. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative. Any conflict between this Agreement and the terms of a written employment-related agreement with Grantee effective on or prior to the Grant Date shall be decided in favor of the provisions of such employment-related agreement.

10.    Recoupment Policy. Any shares of Common Stock distributed or amounts paid to Grantee hereunder, and any cash or other benefit acquired upon the sale of shares of Common Stock distributed hereunder, shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Company’s board of directors or any committee of such board, to the extent such policy is applicable to Grantee and the Performance Share Units.
11.    Relationship to Other Benefits. The Performance Share Units shall not affect the calculation of benefits under the Company’s or its Affiliates’ qualified retirement plans or any other retirement, compensation or benefit plan or program of the Company or its Affiliates, except to the extent specifically provided in such other plan or program. Nothing herein shall prevent the Company or its Affiliates from maintaining additional compensation plans and arrangements; provided, however, that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Agreement regardless of whether the Threshold Performance Goal was attained.

12.    Amendment. Subject to the terms of the Plan, this Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect the rights of Grantee hereunder without the consent of Grantee. Notwithstanding the foregoing, Grantee hereby expressly agrees to any amendment to the Plan and this Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.
13.    Successor. All obligations of the Company under the Plan and this Agreement, with respect to the Performance Share Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
14.    Applicable Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

15.    Notice. Except as may be otherwise provided by the Plan or determined by the Committee and communicated to Grantee, notices and communications hereunder must be in writing and shall be deemed sufficiently given if either hand-delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received five business days after mailed, but in no event later than the date of actual receipt. Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records or, if to the Company, at the Company’s principal executive office, Attention: Corporate Director, Compensation and Benefits.

16.    Dispute Resolution. Any dispute regarding the payment of benefits under this Agreement or the Plan shall be resolved in accordance with the EQT Corporation Long-Term Incentive Dispute Resolution Procedures as in effect at the time of such dispute. A copy of such procedures is available on the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com.
17.    Tax Consequences to Grantee. It is intended that: (i) until the applicable Vesting Date occurs, Grantee’s right to payment for an award under this Agreement shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; and (ii) until the award is paid on the applicable Payment Date, Grantee shall have merely an unfunded, unsecured promise to receive such award, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Section 83 of the Code. The Performance Share Units under this Agreement are intended to meet the performance-based compensation exemption from Section 162(m) of the Code.
18.    Plan and Company Information. Grantee may access important information about the Company and the Plan through the Company’s website. Copies of the Plan and Plan Prospectus can be found by logging into the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com, and clicking on the “Stock Plans” tab and then following the prompts to the Plan documents. Copies of the Company’s most recent Annual Report on Form 10-K, Proxy Statement and other information generally delivered to the Company’s shareholders can be found at www.eqt.com by clicking on the “Investors” link on the main page and then “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.

EXHIBIT A

Determination and Vesting of Performance Share Units

The target number of Performance Share Units subject to this Award is described in the 2018 Value Driver Performance Share Units Award Agreement to which this Exhibit A is attached (the “Target Award”). Grantee may earn and vest in 0% to 300% of the Target Award, depending on (i) the Company’s achievement of a minimum level of EBITDA for 2018, (ii) the Committee’s determination of the Performance Multiplier, taking into consideration certain financial performance measures and value drivers and individual performance on value drivers, and (iii) except as provided by Section 3 of the 2018 Value Driver Performance Share Units Award Agreement or under the terms of any written employment-related agreement with Grantee, Grantee’s continued employment through the applicable Vesting Date(s), as follows:

1.    Subject in all cases to the terms of any written employment-related agreement with Grantee, between December 31, 2018 and March 1, 2019 (i.e., on the Confirmation Date), the Committee shall determine and certify the Company’s 2018 EBITDA and the Performance Multiplier applicable to this Award:

•If 2018 EBITDA is less than the Company’s 2018 business plan EBITDA, the Performance Multiplier shall be 0% and the entire Award shall be forfeited without further consideration or any act or action by Grantee.

•If 2018 EBITDA is equal to the Company’s 2018 business plan EBITDA or above, the Performance Multiplier will be 300%, subject to the Committee’s discretion to determine that a lower Performance Multiplier shall apply to this Award. In exercising such discretion, the Committee shall consider and be guided by the following considerations: (i) the financial performance measures and value drivers of the applicable short-term incentive program of the Company for calendar year 2018, and (ii) if desired, Grantee’s individual performance on his or her 2018 value drivers. Notwithstanding its certification of the Performance Multiplier on the Confirmation Date, the Committee may further reduce the Performance Multiplier at any time prior to December 31, 2019 in the event that any of the value driver results used to originally determine the Performance Multiplier are determined to be materially inaccurate, regardless of whether misconduct of any person was involved or whether the inaccuracy leads to a restatement of financial results. The Committee may choose not to reduce the Performance Multiplier based on the facts and circumstances or legal constraints.

2.    Grantee’s Confirmed Performance Share Units shall be determined by multiplying the Target Award by the Performance Multiplier. Notwithstanding the above, if (i) a Qualifying Change of Control occurs on or before the Confirmation Date and while Grantee remains employed by the Company and/or its Affiliates, or (ii) Grantee’s employment is terminated under the circumstances described in Section 3(a) of the 2018 Value Driver Performance Share Units Award Agreement on or before the Confirmation Date, the number of Confirmed Performance Share Units shall equal the Target Award, regardless of the Threshold Performance Goal or any other performance considerations.

3.    Except as provided by Section 3 of the 2018 Value Driver Performance Share Units Award Agreement or under the terms of any written employment-related agreement with Grantee, the Confirmed Performance Share Units shall be further subject to service-based vesting requirements, such that they will vest and convert to shares of Common Stock only if and when Grantee remains employed with the Company or any of its

Affiliates through the applicable Vesting Date(s), as provided in Section 2 of the 2018 Value Driver Performance Share Units Award Agreement.